                                                                   EXHIBIT 10.12


                                DIGITAL ISLAND
                             EMPLOYMENT AGREEMENT



                               October 24, 1999


David Farber
225 West Hillcrest Drive #250
Thousand Oaks, CA 91362

Dear David:

          We are pleased to offer you the position of Chief Scientist reporting to Andrew Swart. This letter, if accepted, sets forth the terms of your employment with Digital Island, Inc. and Sandpiper Networks, Inc. (hereafter "Sandpiper") (collectively "Digital Island") after the closing. This offer is contingent on the occurrence of the closing of Digital Island, Inc.'s acquisition (the "Acquisition") of Sandpiper and, if you accept this offer, it would take effect as of that Closing Date. The terms of your employment would be as follows:

Compensation and Benefits
-------------------------

          You would receive an annual base salary of $170,000, less all applicable deductions, and would be eligible to participate in the Digital Island Bonus Plan, with an annual bonus target of $50,000. The bonus is currently structured to be paid in quarterly installments each fiscal year based upon (i) the Company's achievement of financial objectives and performance milestones established by the Board for that year, (ii) the achievement of your individual objectives as agreed by you and your manager, and (iii) your continuation of employment through the close of each quarter. In addition, you would participate in all of Digital Island's employee benefit programs for which you are eligible.

Term of Employment
------------------

          You agree to remain employed for a period of one (1) year after the Closing Date. Nevertheless, Digital Island may terminate your employment at any time for any reason, with or without cause, by giving you written notice of such termination.

          If Digital Island terminates your employment "Without Cause" prior to one (1) year after the Closing Date, then Digital Island will continue your base salary as a severance payment until the earlier of (1) one (1) year after the termination of your employment or (2) the date you begin employment with another employer. You will notify Digital Island in writing within ten days of your acceptance of any new employment. In the event you become unable to perform your job duties by reason of death or disability within the one (1) year time period following the Closing Date, Digital Island will pay you or your estate a lump sum payment equal to the base pay you would have received through the end of the one year period. The severance set forth herein will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment from any other source. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused paid time off earned through that date and allowed to continue your medical coverage at your own expense to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement.

          If you were to resign for any reason or your employment were to be terminated for "Cause" within one (1) year after the Closing Date, then you would be paid all salary and benefits, as well as for the value of your unused paid time off, through the date of termination of your employment, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform the duties of your position after receipt of a written warning; (ii) engaging in serious misconduct; (iii) being convicted of a felony; (iv) committing an act of fraud against, or the misappropriation of property belonging to, Digital Island; or (v) material breach of this agreement or any confidentiality or proprietary information agreement between you and Digital Island. Digital Island will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause."

          During the one (1) year time period following the Closing Date, you will not be required to relocate your principal place of employment unless mutually agreed upon by you and Digital Island.

          If your employment with Digital Island were to continue after one (1) year beyond the Closing Date, then your employment would continue to be on an "at-will" basis. This means that either you or Digital Island could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under Digital Island's employee benefit plans for which you are eligible.

Stock Option Grant
------------------

          At the first meeting of Digital Island's Compensation Committee following the Closing Date, you will be granted a stock option for 150,000 shares of Digital Island's common stock. The option will have an exercise price per share equal to the fair market value per share of Digital Island's common stock on the grant date. The option will be an incentive stock option under the federal tax laws, to the maximum extent allowable, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination upon your cessation of employment. The option will become exercisable for twenty-four percent (24%) of the option shares upon your completion of one year of employment with Digital Island and will become exercisable for the balance of the option shares in a series of thirty-eight
(38) successive monthly installments, each equal to two percent (2%) of the total number of option shares, upon your completion of each of the next thirty eight (38) months of employment with Digital Island following the first anniversary of your start date. The remaining terms of your option will be governed by the provisions of the Company's 1999 Stock Incentive Plan. No additional vesting will occur after your termination of employment.

          In the event of a Change in Control that takes place after the Closing Date of Digital Island, Inc.'s acquisition of Sandpiper, your option described in the preceding paragraph will accelerate and become immediately exercisable for all of the option shares as fully-vested shares, unless the acquiring entity
                                                     ------
assumes the option. If your option is assumed and does not accelerate in the event of a Change in Control, then immediately upon an "Involuntary Termination" of your employment with Digital Island (or successor entity), which occurs within eighteen (18) months after the effective date of such Change in Control but more than twelve (12) months after the date you commence employment with Digital Island, your option will immediately vest and become exercisable for all the shares at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares at any time prior to the expiration or sooner termination of your option. In the event such Change in Control and Involuntary Termination both occur within the first twelve (12) months of your employment with Digital Island, then your option will immediately vest and become exercisable at the time of such Involuntary Termination for that number of shares for which your option would have otherwise become exercisable had you continued in employment with Digital Island through the first anniversary of your commencement date (i.e., twenty-four percent (24%) of the total option shares).

          "Change in Control" as referred to herein shall mean any of the following transactions effecting a change in ownership or control of Digital
Island:

               (i) a merger, consolidation or reorganization approved by the Digital Island's shareholders in which securities representing more than fifty percent (50%) of the total combined voting power of Digital Island's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) any shareholder-approved transfer or other disposition of all or substantially all of Digital Island's assets in complete liquidation or dissolution of Digital Island, or

               (iii) the acquisition, directly or indirectly by any person or related group of persons (other than Digital Island or a person that directly or indirectly controls, is controlled by, or is under common control with, Digital Island), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Digital Island's outstanding securities pursuant to a tender or exchange offer made directly to Digital Island's shareholders.

               "Involuntary Termination" shall mean (i) the involuntary termination of your employment with Digital Island other than a termination for "Cause," as defined above, or (ii) your voluntary resignation within ninety (90) days following (A) a material reduction in the scope of your duties and responsibilities or the level of management to which you report, (B) a reduction in the level of your compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive program) by more than fifteen percent (15%) or (C) a relocation of your principal place of employment by more than fifty (50) miles.

Involuntary Termination shall not include the termination of your employment by reason of death or disability.

Your Position
-------------

          You will initially have the title of Chief Scientist reporting to Andrew Swart. You will have whatever reasonable duties are assigned to you consistent with your title and position.

Non-Competition
---------------

          You understand and agree that this agreement is entered into in connection with the acquisition by Digital Island, Inc. of all of the outstanding stock of Sandpiper. You further understand and agree that you were a substantial shareholder or optionholder of Sandpiper; a key and significant member of either the management and/or the technical workforce of Sandpiper; and that Digital Island, Inc. paid you substantial consideration in order to purchase your stock and/or option interest in Sandpiper. In addition, the parties agree that, prior to acquisition by Digital Island, Inc. of the stock of Sandpiper, Sandpiper was engaged in its business in each of the fifty states of the United States and throughout the world. Digital Island represents and you understand that, following the acquisition by Digital Island of the stock of Sandpiper, Digital Island will continue conducting such business in all parts of the United States and throughout the world.

          You agree that during your employment with Digital Island you will not engage in any other employment, business, or business related activity unless you receive Digital Island's prior written approval from the Chief Executive Officer to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of Digital Island or otherwise conflict with or adversely affect in any way your performance of your employment obligations to Digital Island. The requirement for written approval will not apply to your current position at Sandpiper Consulting, LLC, so long as that activity is not in any way competitive with the business or proposed business of Digital Island, or does not conflict with or adversely affect in any way your performance of your employment obligations to Digital Island.

          Commencing on the Closing Date and continuing until the latter of (1) one (1) year after the Closing Date, or (2) one (1) year after the date of termination of your employment with Digital Island, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly;

          1. render any services to any Content Distribution companies that operate networks which serve content in one or two ways to multiple devices distributed throughout deployed networks of distributed servers (including without limitation Adero, Akamai, Real Broadcast Networks, Exodus, AT&T) (hereafter collectively referred to as "the Businesses") in the United States or throughout the world; or

          2. permit your name to be used in connection with a business which is competitive or substantially similar to the Businesses.

          Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any business that is competitive or substantially similar to the Businesses or any person who owns a business that is competitive or substantially similar to the Businesses. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

          If any restriction set forth in this non-competition section is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You acknowledge that the services that you will provide to Digital Island under this agreement are unique and that irreparable harm will be suffered by Digital Island in the event of the breach by you of any of your obligations under this agreement, and that Digital Island will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement. Any claims asserted by you against Digital Island shall not constitute a defense in any injunction action brought by Digital Island to obtain specific enforcement of said paragraphs.

Arbitration
-----------

          We each agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by Digital Island or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with Digital Island or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers' compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by Digital Island, or which Digital Island could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in San Francisco, California in accordance with the roles and regulations of the American Arbitration Association. If, however, you do not reside within 100 miles of San Francisco County at the time the dispute arose, then the arbitration may take place in the largest metropolitan area within fifty miles of your place of residence when the dispute arose. The prevailing party in the arbitration shall be entitled to the recovery of all reasonable attorney's fees and costs incurred with respect to the arbitration. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Miscellaneous Provisions
------------------------

          This agreement, the accompanying Confidential Information and Inventions Agreement, any stock option and stock purchase agreements that you have with Sandpiper, and any loan obligations you have to Sandpiper, will be the entire agreement between Digital Island and you relating to your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with Digital Island except as set forth in this letter. This agreement supersedes and replaces (i) any prior verbal or written agreements between you and Digital Island and (ii) any prior verbal or written agreements between you and Sandpiper, except as provided for herein, relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements. This agreement may be amended or altered only in a writing signed by you and Digital Island's Chief Executive Officer. This agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement. This offer is also contingent on your executing the Digital Island Confidential Information and Inventions Agreement, a copy of which is attached hereto.

          We are delighted that you will be joining Digital Island. We believe that you bring the skills and expertise to help us continue to build our reputation in the industry. We look forward to working with you in developing the full potential of our company.

          If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

                                       Sincerely,

                                       DIGITAL ISLAND, INC.

                                       /s/ Chris Albinson
                                       CHRIS ALBINSON
                                       V.P. Corporate Development



I agree to the terms and conditions in this offer.

Date:    October 24, 1999              /s/ David Farber
     ------------------------          ------------------------------
                                       David Farber